EXHIBIT 1.1

Joseph Koegel

October 10, 2011

Entertainment Art, Inc.
571 Washington Street
West Hempstead, New York 11552

To the Board of Directors of Entertainment Art, Inc.:

This letter shall constitute notice that I hereby resign from my positions as Chief Executive Officer, President, and Director of Entertainment Art, Inc., (the "Company"), effective immediately.

In connection with said resignation, I hereby irrevocably and unconditionally release, and forever discharge the Company and its officers, directors, employees, agents, representatives and affiliates and their respective successors and assigns, and all persons, firms, corporations, and organizations acting on their behalf (collectively referred to as the "Related Entities") of and from any and all actions, causes of actions, suits, debts, charges, demands, complaints, claims, administrative proceedings, liabilities, obligations, promises, agreements, controversies, damages and expenses (including but not limited to compensatory, punitive or liquidated damages, attorney's fees and other costs and expenses incurred), of any kind or nature whatsoever, whether presently known or unknown, which I may have or claim to have against any of the Related Entities as of the date hereof, other than the obligations of the Company contained in the Indemnification Agreement dated as of March 1, 2011 between the Company and the undersigned, which shall survive in accordance with the terms thereof.

Furthermore, I hereby confirm that as of the date hereof, neither the undersigned nor any Related Entity of the undersigned has any interest, direct or indirect, in any shares of capital stock or other equity in the Company or has any other direct or indirect interest in any tangible or intangible property which the Company uses or has used in the business conducted by the Company, or has any direct or indirect outstanding indebtedness to or from the Company, or related, directly or indirectly, to its assets.

Very truly yours,

By:	/s/ Joseph Koegel
Joseph Koegel

AGREED and ACKNOWLEDGED
this 10 day of October, 2011:

ENTERTAINMENT ART, INC.

By: /s/  David Lubin

Name : David Lubin
Title: